Exhibit 10.16

EXCESS LIABILITY POLICY DECLARATION

Policy	COLUMBIA CASUALTY COMPANY	Symbol	Policy Number
Issued by	CNA Insurance Companies
CNA Plaza
	Chicago, IL 60685	GPE	167040836

Producer’s Name	Stewart Smith East, Inc.	Producer Code
and Address	Wall Street Plaza	975-948607
88 Pine Street
New York, NY 10005

Named Insured	Current & Retired Executives of General Dynamics Corporation and as per
Endorsement No. 1

Sponsoring	General Dynamics Corporation
Organization	3190 Fairview Park Drive
and Address	Falls Church, VA 22042

Policy Period	From June 5, 2001 through June 6, 2002
12:01 a.m. Standard Time at the Address of the sponsoring organization as stated herein

Limit of Liability	$5,000,000 Each Occurrence

If exposure exists, the Named Insured agrees to maintain during the term of the policy at least the following underlying coverages and minimum required underlying limits. Overseas residents must obtain the maximum limits and coverages available within the country of residency.

	Exposures	Coverages	Minimum Required Underlying Limit

	Automobile Liability	Bodily Injury Property Damage	$250,000 Per Person, $500,000 Per Occurrence, $50,000 Per Occurrence

Schedule of Required Underlying Insurance	Personal Liability	-or- Combined Single Limit Combined Single Limit (Required for all property owned or rented)	$300,000 Per Occurrence ($325,000 in Texas) $100,000 Per Occurrence

	Watercraft Liability	Bodily Injury/Property Damage or Combined Single Limit	$100,000 Per Occurrence

	Employers Liability	Combined Single Limit	$100,000 Per Occurrence

	UM/UIM (only when coverage is provided under this policy)	Bodily Injury Property Damage	$250,000 Per Person, $500,000 Per Occurrence $50,000 Per Occurrence

		-or- Combined Single Limit	$300,000 Per Occurrence ($325,000 in Texas)

Premium	$22,425.00	Advance Premium payable at inception

Endorsements	Forming a part of this policy inception. Endorsement No. 1-4

Issued this 30th day of May 2001

Authorized Representative:

EXCESS LIABILITY POLICY

INTRODUCTION

Various provisions in this policy restrict coverage. Read the entire policy carefully to determine rights, duties and what is and is not covered.

Throughout this policy the words, “you” and “your” mean the individual who is a member of the Defined Group shown as the Named Insured in the Declaration. “We”, “us” and “our” refer to the Company providing this insurance.

INSURING AGREEMENT

We agree to provide insurance described in this policy in return for the premium paid by the Sponsoring Organization and your compliance with the terms and conditions of this policy.

We will pay all sums up to the amounts of our limits of liability shown on the policy Declaration, more fully defined by the term Net Loss, that the Insured becomes legally obligated to pay for Personal Liability in excess of all required underlying insurance covering those damages, even if the underlying limit is more than the Required Underlying Limit.

If you are a member of a residential property association, we will pay for your share of any loss assessment for legal liability during the policy period charged against you by that association. However, we do not cover loss assessments resulting from a deductible in the policy of insurance purchased by a residential property association. This coverage applies only to that portion of an assessment which is in excess of $50,000. This coverage does not increase our limit of liability.

We will pay the Sponsoring Organization up to a $1,000,000 aggregate limit for all sums that the Sponsoring Organization becomes legally obligated to pay as damages because of a Wrongful Act which occurs and is reported to us during the policy period.

Schedule of Required Underlying Insurance includes all liability coverages that apply to the covered damages. Failure to comply with the required underlying Insurance as shown on the policy Declaration will result in a gap in coverage.

This insurance applies to Personal Liability only if:

1.	The Personal Liability is caused by an Occurrence that takes place in the Policy Territory; and

2.	The Personal Liability occurs during the Policy Period.

WHAT WE DO NOT COVER

This insurance does not apply to:

1.	Personal Liability caused intentionally by any person.

This does not apply to:

(a)	any act by an Insured while trying to prevent or eliminate danger in the use of Automobiles or watercraft; or

(b)	while trying to protect persons or property;

2.	Personal Liability arising out of the ownership, maintenance or use of any aircraft or hovercraft. This does not apply to:

(a)	model airplanes of the hobby type which do not carry people or cargo.

(b)	an aircraft chartered with crew by an Insured.

3.	Personal Liability arising out of any watercraft you own, rent or use, or is, in your care custody or control if it is:

(a)	powered by an inboard or inboard-outboard motor of more than 50 horsepower;

(b)	a sailing vessel (with or without auxiliary power) 26 feet or more in overall 1ength;

(c)	powered by any outboard motor(s), singly or in combination, of more than 25 total horsepower.

However, this exclusion does not apply if such liability is covered by valid and collectible underlying Insurance as listed in the Schedule of Required Underlying Insurance shown on the policy Declaration, for the full limit shown therein, and then only for such liability for which coverage is afforded under said underlying insurance.

4.	Personal Liability arising out of the use of any Automobile or watercraft in any prearranged or organized race, speed contest, other competition or practice. However, this exclusion does not apply to sailboats.

5.	Personal Liability resulting from any act or failure to act by any Insured as a director or officer of any organization. This does not apply to positions in a non-profit organization for which the Insured does not receive pay.

6.	We do not cover assessments charged against you or a residential property association by any governmental body.

7.	Personal Liability for providing or failing to provide professional services by:

(a)	the Insured or;

(b)	any person for whom the Insured is legally responsible.

8.	Personal Liability resulting from your Business Activity or business property. This exclusion does not apply to:

(a)	residential property you rent out or are holding out for rental for use as a place to live. But such property must be covered by Required Underlying Limit(s). By residential property, we mean, condominium, apartment, co-operative, a 1,2,3, or 4 family house, and any smaller detached structures on the property such as a garage or storage shed, the grounds, and private roads on the property;

(b)	activities which are described in an endorsement attached to this policy;

(c)	the use of any Automobile provided it is not used to carry persons or property for a fee. This exclusion does not apply to a share-the-expense ride;

(d)	volunteer work for charity;

(e)	incidental business activities which generate less than $10,000 in gross annual revenues.

9.	Personal Liability covered by a nuclear energy liability policy or that would have been covered by any such policy if its limit had not been exceeded.

10.	Personal Injury arising out of the transmission of, or threat of transmission of, a communicable sickness or disease by an Insured.

11.	Any obligation for which an Insured may be held liable under any workers compensation, non-occupational disability, unemployment compensation, or similar law.

12.	Discrimination due to age, race, color, sex, creed, national origin, or any other discrimination. However, coverage is provided on a Following Form basis if the coverage is provided under a required primary underlying insurance policy.

13.	Molestation, misconduct or abuse arising out of any actual alleged or threatened sexual molestation, sexual misconduct or sexual harassment, or abuse. However, coverage is provided on a Following Form basis if the coverage is provided under a required primary underlying insurance policy.

14.	Property Damage to:

(a)	property owned by an Insured.

(b)	any other property, which is rented to, used by, occupied by, or in the care, custody, or control of an Insured. However, this only applies to the extent that the Insured has agreed in writing to provide insurance for this property.

15.	The owner or lessee of an Automobile or watercraft loaned to or hired by you.

16.	Sums which an Insured is entitled to recover from the owner or operator of an “Uninsured Motor Vehicle.”

DEFENSE RELATED DUTIES

1.	If a claim or suit alleges damages covered by underlying policies, and the obligation of all underlying policies either to:

a.	investigate and defend the Insured; or

b.	pay the cost of such investigation and defense

ceases solely through exhaustion of all underlying limits of liability through payment of a combination of covered expenses, settlements or judgments for Occurrence taking place during our Policy Period, then we shall assume the investigation and defense of the Insured against claims or suits seeking damages. If we are not permitted, by law or otherwise, to assume the investigation and defense in 1.a. above, we will reimburse the Insured for reasonable defense costs and expenses incurred with our written consent. However, such reimbursements exclude:

a.	office expenses of the Insured;

b.	salaries and expenses of an Employee(s); and

c.	general retainer fees of counsel retained by the Insured.

2.	We will investigate and defend claims or suits brought against an Insured for a claim or suit that alleges damages from an Occurrence not covered by:

a.	required underlying insurance: and or

b.	unscheduled underlying insurance;

but which seeks damages arising out of an Occurrence otherwise covered under this policy.

3.	We will investigate and defend an Insured or reimburse an Insured for such costs of investigation and defense described in either 1. or 2 above, even if the allegations of a suit are:

a.	groundless,

b.	false, or

c.	fraudulent,

but only until we make payment or offer to pay or deposit in court that part of the judgment(s) not exceeding our limit of liability.

4.	With regard to claims or suits covered by unscheduled underlying insurance or covered by this policy, only we shall, with your consent, have the right to make settlement. However, if you refuse to consent to any settlement mutually agreed upon by us and the plaintiff, recommended in writing by us, and you elect to contest or continue any legal proceedings, our liability shall not exceed the amount for which the claim suit could have been settled plus the cost and expenses incurred up to the date of refusal.

5.	When the limit of insurance has been used up in the payment of judgments or settlements:

a.	We will notify the Named Insured in writing, as soon as practicable, that:

1.	such limit has been used up; and

2.	our duty to defend claims or suits seeking damages subject to that limit has ended.

b.	We shall initiate, and cooperate in, the transfer of control to any appropriate Insured, of all claims and suits seeking damages, which are subject to that limit and which are reported to us before that limit is used up. The Insured must cooperate in the transfer of control of said claims and suits.

SUPPLEMENTARY PAYMENTS

     In addition to our limit of liability, we will pay on behalf of an Insured:

1.	The cost of bail bonds required because of an Occurrence. This includes related traffic law violations, resulting in Personal Liability covered under this policy.

2.	All costs taxed against an Insured.

3.	Premiums on appeal bonds and bonds to release attachments in any suit we defend.

4.	Interest accruing after a judgment is entered in any suit we defend. Our duty to pay interest ends when we offer to pay that part of the judgment, which does not exceed our limit of liability for this coverage.

5.	Other reasonable expenses incurred at our request. This includes loss of earnings up to $100 per day or a maximum of $5,000.

The amounts we pay for defense, and the other supplementary payments described above, will not reduce the limits of insurance.

LIMITS OF LIABILITY

The limit of liability shown in the Declaration is the amount you have selected and is the maximum amount that we will pay for all damages for Personal Liability from any one Occurrence. This amount is the most we will pay and will not be added to in any way, mulitpiled by any factor, or otherwise increased for any reason, regardless of the number of:

•	Insureds

•	suits brought

•	claims made

•	premiums charged or premiums shown, either separately or collectively in the Declaration, or in any other document attached to or made part of your policy.

•	Automobiles or watercrafts owned or involved in the Occurrence.

Subject to our limit of liability we will be liable only for the Net Loss resulting from any one Occurrence:

1.	in excess of Required Underlying Limit(s) or

2.	in excess of valid and collectible insurance, if the Occurrence arises from the use of an Automobile which is hired by you or loaned to you for a period of sixty (60) days or less. Any Automobile hired by you or loaned to you for a period of more than sixty (60) days will be subject to the Required Underlying Limit for Automobile Liability on the policy Declaration.

3.	in excess of valid and collectible insurance, if the Occurrence arises from the use of a watercraft which is hired by you or loaned to you for a period of thirty (30) days or less. Any watercraft hired by you or loaned to you for a period of more than thirty (30) days will be subject to the Required Underlying Limit for watercraft liability on the policy Declaration.

GENERAL CONDITIONS

DUTIES AFTER AN OCCURRENCE

As soon after an injury or Occurrence takes place that is likely to involve coverage under this policy, we must be notified or soon as reasonably possible. You or the Sponsoring Organization should tell us how, when and where the Occurrence happens. You or the Sponsoring Organization should also include the names and address of any injured persons and of any witnesses. Notice to a licensed agent of the Insurer shall be deemed notice to the Insurer.

Any Insured seeking any coverage must:

1.	cooperate with the underlying insurers, as required by their policies, and with us in the investigation, settlement or defense on any claim or suit.

2.	as soon as reasonably possible tell us if a claim is made or a suit is brought. That person must also send to us or the underlying insurer copies of any notices of legal papers received concerning the Occurrence.

3.	attend hearings and trials.

4.	cooperate in securing and giving evidence.

5.	cooperate in having witnesses attend any deposition, hearing or trial.

6.	at our request, enforce any right of contribution or indemnity against any person or organization who may be liable to the Insured, because of a loss covered under this policy.

APPEALS

If the Insured or any underlying insurer elects not to appeal a judgment, which exceeds the underlying limit, we may elect to do so. We shall be responsible for all costs, taxes, expenses and interests on judgments incidental to the appeal.

WHEN LOSS PAYABLE

The Insured may make claim for payment after the Net Loss has been determined in excess of the Required Underlying Limit(s) or underlying insurance limit if greater.

This will be determined after a trial or by written agreement of the Insured, the claimant and us.

LEGAL ACTION AGAINST US

No legal action will be brought against us unless the Insured has fully complied with all the terms of this policy; and the amount of the Insured’s obligation to pay has been finally determined by:

1.	Judgment against the Insured;

2.	Written agreement between us, the Insured and the claimant; or

3.	Judgment against the Insured remains unsatisfied at the expiration of 30 days from the serving of notice of the entry of judgment upon the Insured, its attorney or us.

OTHER INSURANCE

Our coverage is excess over any other valid and collectible insurance. This means all insurance which covers you or any Insured, whether it is shown in the schedule or not. Only when all such insurance has been exhausted will this policy apply.

OUR RIGHT TO RECOVER PAYMENT

1.	If we make a payment under this policy, we will share recovery rights with the Insured and any underlying insurer. If the person to or for whom payment was made has a right to recover damages from another we will be subrogated to that right. That person will:

(a)	do whatever is necessary to enable us to exercise our right and
(b)	do nothing after the loss to prejudice them.

2.	If we make a payment under this policy and the person to or for whom payment is made recovers damages from another, that person will hold in trust for us the proceeds of the recovery. That person will reimburse us to the extent of our payment.

3.	Recoveries will be applied:

(a)	first to reimburse any party (including the Insured) that may have been paid any amount in excess of our limit of liability;
(b)	then to reimburse us up to the amount paid;
(c)	last, to reimburse any interest (including the Insured) that may have been paid any amount either under underlying policies or otherwise.

A different sharing may be made by a written agreement signed by all interested parties. Any expenses incurred in making recoveries will be shared by interested parties in the ratio of their respective losses.

CHANGES

This policy contains all the agreements between you and us. Its terms may not be changed or waived except by endorsement issued by us. If a change requires a premium adjustment, we will adjust the premium as of the effective date change.

TRANSFER OF YOUR INTEREST IN THIS POLICY

Your rights and duties under this policy except as provided for the Sponsoring Organization in this policy may not be assigned without written consent. However, if a Named Insured shown in the policy Declaration dies, coverage will be provided until the annual anniversary date of the policy for:

1.	the surviving spouse if resident in the same household at the time of death; or

2.	any member of your household who is covered under this policy at the time of your death, but only while a resident of the premises insured by this policy;

3.	the liability of your property and premises, your legal representatives; or until a legal representative is appointed and qualified, the person who has proper temporary custody of your property and premises.

IF YOU BECOME BANKRUPT OR INSOLVENT

We will meet all our obligations under this policy regardless of whether the Insured or the Insured’s estate becomes bankrupt or insolvent.

LIBERALIZATION

We may extend or broaden the insurance provided under this policy, without premium charge, by amendment or substitution of form. If we do this during the period that this policy is in the force or within 60 days prior to its effective date, the extended or broadened insurance will apply to your policy.

CONFORMITY

If any provision of this policy is in conflict with the laws of the state or country in which you reside, this policy is amended to conform to the requirements of those laws.

KEEPING REQUIRED UNDERLYING INSURANCE IN FORCE

If you fail to keep required underlying policies in force for the full amount of the Required Underlying Limit(s), we will not provide coverage unless and until the amount of all claims resulting from a single Occurrence exceed the Required Underlying Limit(s). If any underlying policy has an aggregate limit, which is not reinstated after a loss, you must try, within reason, to have coverage reinstated promptly.

CONCEALMENT OR FALSE INFORMATION

We may void this policy or deny coverage if you, or any Insured, has intentionally concealed, given false information or misrepresented any material fact:

1.	in the application;

2.	in any other notice regarding underlying insurance; or

3.	related to an Occurrence.

PREMIUM

The Sponsoring Organization is responsible for the payment of all premiums to us. All return premiums, if any, will be sent to the Sponsoring Organization.

SPECIAL CONDITIONS

1.	We retain the right to review, modify, or amend writing communications sent to employees or members of the Defined Group regarding this excess liability coverage prior to distribution.

2.	An employee or member of a Defined Group shall have the right to refuse this excess liability coverage offered by the Sponsoring Organization.

NOTICE OF NONRENEWAL AND CANCELLATION

     Cancellation:

1.	The Sponsoring Organization may cancel the coverage afforded by this policy for any reason upon 30 days written notice to us and each affected member of the Defined Group.

2.	We may cancel this policy at any time by giving the Sponsoring Organization at the address shown on the policy Declaration written notice:

(a)	at least 20 days in advance of the date cancellation is to take effect, if cancellation is for non-payment of premium, or

(b)	at least 60 days in advance of the date cancellation is to take effect for any reason other than non-payment of premium.

3.	The Sponsoring Organization shall mail or deliver written notice of such cancellation to each affected member of the Defined Group within 10 days of receiving a cancellation from the Insurer.

4.	We may deliver any notice of cancellation to the address shown on the policy Declaration instead of mailing it. Proof of mailing or delivery of any notice will be sufficient proof of notice.

5.	If the policy is cancelled, a return premium may be due. This refund will be promptly forwarded to the Sponsoring Organization. No refunds will be made by us to individual Named Insureds. Should the policy be cancelled, at the request of the Sponsoring Organization, the amount to be refunded will be computed at 90% of pro-rata. However, making or offering to make the refund is not a condition of cancellation.

Nonrenewal:

If we decide not to renew this policy, notice will be sent as provided in Cancellation Items 2, 3, and 4.

Conditional Renewal:

If we conditionally renew this policy subject to a:

1.	Change of limits;

2.	Change in type of coverage;

3.	Reduction or elimination of coverage;

4.	Addition of exclusion; or

5.	Increase in premiums in excess of 10% exclusive of any premium increase due to and commensurate with inside value added or increased exposure units; or as a result of experience rating, loss rating, retrospective rating or audit;

If we decide to conditionally renew this policy, notice will be sent as provided in Cancellation Items 2, 3, and 4.

Termination:

Should an individual for any reason no longer qualify as a Named Insured coverage will cease at the annual anniversary date or policy cancellation date, whichever comes first. However, the Sponsoring Organization has the option of canceling the Named Insured’s coverage upon termination of employment. No refunds will be made by us to individual Named Insureds.

DEFINITIONS

Automobile means a private passenger car and any other motorized land vehicle designed for travel on public roads and subject to motor vehicle registration. It also means a trailer, semi-trailer, farm tractor, or farm implements while being towed by a covered vehicle.

Bodily injury means physical bodily harm, including sickness or disease. This includes require care, loss of services and death resulting therefrom.

Business Activity means any full or part time gainful employment, trade, profession, or occupation of the insured, other than Farming as defined in the policy. Business Activity does not mean part time jobs of insured who are students under the age of 25 or activities which are ordinarily incidental to non-business pursuits.

Business Property means property on which a business is conducted and property, or any part of it, rented to others or held for rental.

Certificate of insurance means any policy or other evidence of insurance issued to a Defined Group member under this policy.

Defined Group means those individuals meeting the criteria for qualifications as a Named Insured as defined by the Sponsoring Organization.

Employee means a person who receives, or has received, income, wages or salaries from the Sponsoring Organization.

Employer means a person, partnership, corporation or other entity, which pays, or has paid income, wages or salaries to a person or persons.

Farming means agricultural operations or the raising of animals, which produced $10,000 or less in gross annual revenues.

Follow form means we cover damages to the extent they are both covered under the required primary underlying insurance and not excluded under this policy. When no primary underlying coverage exists, the extent of coverage provided on a follow form basis will be determined as if the required underlying insurance has been written on personal lines policy forms filed by the Insurance Services Office.

Group Policy means group personal excess insurance written for the Defined Group of the Sponsoring Organization. A group policy shall have a common inception and expiration date; however, a new employee within the Defined Group may be added during the policy period.

Insured means:

     1.     you or any Relative.

     2.a.  any person:

               (1)  using your Automobile or watercraft, or

               (2)  having custody of any of your animals;

        b.  such person must:

               (1)  have your permission for such use of custody, and

               (2)  limit the use of custody as you may require.

     3.     Named Insured(s).

     4.     any other person organization, however coverage is only for the legal responsibility for acts or omissions of those persons for whom coverage is afforded above.

     5.     Sponsoring Organization as respects to a Wrongful Act.

Named Insured(s) means individuals who are members of the Defined Group.

Net Loss means the sum actually ____ or payable due to a claim for which the insured is liable either by a settlement we agreed to or a final judgment. Such sums will include proper adjustment for recoveries and salvage.

Occurrence means an accident including continuous or repeated exposure to substantially the same conditions neither expected nor intended by the insured except to protect persons or property.

Occupying means in, upon, or getting in, out, on or off or loading or unloading.

Personal Liability means Personal Injury, Bodily Injury, or Property Damage.

Personal Injury means:

1.	bodily injury, shock, mental anguish, mental injury, sickness or disease, including death resulting therefrom;

2.	injury because of false arrest, detention or imprisonment, malicious prosecution, wrongful entry or eviction, humiliation, libel, slander, defamation of character or invasion of privacy.

Policy Period means one year, or longer if agreed to in writing by the company prior to the inception date of the policy.

Policy Territory means anywhere in the world.

Property Damage means physical injury to or destruction of tangible property. This include loss of use of such property.

Recreational Vehicle means any motorized land vehicle which is designed for recreational use off public roads and not subject to any motor vehicle registration act, or in dead storage on an insured location.

Relative means a person related to you by blood, marriage or adoption who is a resident of your household. This includes a ward, foster child or child held in joint custody. For the purposes of this definition, to be considered a resident of your household when evaluating coverage for a loss, a person must have been actually residing in your household on the date the loss occurred. However, your son, daughter, ward, foster child, or child held in joint custody in the United States military or away at school will be considered a resident of your household unless he or she has demonstrated an intent to reside elsewhere permanently.

Required Underlying Limit(s) mean the minimum limits you are required to maintain in force for the types of insurance and exposures described in the Schedule of Required Underlying Insurance in the policy Declaration.

Sponsoring Organization means a person, partnership, corporation, or other entity, which sponsors and defines the criteria for qualification as a Named Insured.

Uninsured Motor Vehicle means an Automobile:

1.	for which no liability bond or policy applies at the time of the Occurrence;

2.	that is an Underinsured Motor Vehicle. An Underinsured Motor Vehicle is a registered motor vehicle for which a Bodily Injury liability bond or policy applies at the time of an Occurrence but the amount paid under that bond or policy to an Insured is not enough to pay the full amount the Insured is legally entitled to recover as damages caused by the Occurrence.

3.	for which an insuring or bonding company denies coverage or is or becomes insolvent; or

4.	that is a hit-and-run vehicle and neither the driver nor owner can be identified. The vehicle must:

(a)	hit you or any Relative, your registered motor vehicle, you or any Relative is occupying; or

(b)	cause an Occurrence resulting in Bodily Injury to you or any relative without hitting you, any Relative, your Automobile or an Automobile you or any Relative is occupying.

If there is no physical contact with the hit-and-run vehicle, the facts of the Occurrence must be proved. We will accept only competent evidence other that the testimony of a person making claims under this or any similar coverage.

However, Uninsured Motor Vehicle does not include any vehicle:

1.	owned or operated by a self-insurer under any applicable motor vehicle law except a self-insurer who is or becomes insolvent and cannot provide the amounts required by that motor vehicle law;

2.	owned by a governmental unit or agency;

3.	designed for use mainly ???? public roads while not on public roads; or

4.	owned by or furnished or available for the regular use of you or any Relative.

Wrongful Act means any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done relative to the administration of this personal excess liability coverage provided to the Named Insured.

In Witness Whereof, we have caused this policy to be executed and attested, and, if required by state law, this policy will not be valid unless countersigned by our authorized representative.

[SIG]	[SIG]
Chairman of the Board	Secretary

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Insured: Current & Retired Executives of General Dynamics Corporation and as per Endorsement No. 1	Endorsement: 1

Producer: Stewart Smith East, Inc.	Policy No: GPE 167040836

NAMED INSURED ENDORESEMENT

The following Current & Retired Executives of General Dynamics Corporation are Named Insureds under this policy for a limit of liability of $5,000,000:

Anders, William	Toner, Michael W.
Baler, David D.	Turner Jr., James E.
Bankus, Kent G.	Veitch, Arthur J.
Boisture Jr., W.W.	Vortmann, Richard H.
Bruntrager, Edward C.	Welch, John K.
Cameron, Allan C.	Wylie, W. Peter
Chabraja, Nicholas D.	Wynne, Michael W.
Chandler, Michael E.
Chase, Alan C.
Dahlberg, Kenneth C.
DeMuro, Gerard J.
Fogg, David H.
Hall, Asaph H.
Hall, Charles M.
Heebner, David K.
Hesse, Paul A.
Hill, Kenneth A.
Hudson, Linda P.
Kozen, Raymond E.
Mancuso, Michael J.
McQueary, Charles E.
Mellor, James R.
Oliver, Walter M.
Pease, Kendell
Rambeau, Arch H.
Savner, David A.
Schmieder, William O.
Schmutte, Daniel P.
Schwartz, John W.
Scott, David E.
Sechler, Henry J.
Stewart, John F.

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, or limitations of the policy to which this endorsement is attached other than as above stated.

COLUMBIA CASUALTY COMPANY
Issued On:	May 30, 2001
Effective Date:	June 5, 2001	[SIG]

CES12451 (3/99)		Authorized Representative

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Insured: Current & Retired Executives of General Dynamics Corporation and as per Endorsement No. 1	Endorsement: 2

Producer: Stewart Smith East, Inc.	Policy No: GPE 167040836

Rate and Premium Schedule

Rate per Participant	Policy Limit	No. of Participants	Total Premium

$575.00	$5,000,000	39	$22,425.00

	The total premium for this policy is:		$22,425.00

The premium for this policy shall be adjusted upon renewal based on an updated listing of participants to be furnished to us at that time.

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, or limitations of the policy to which this endorsement is attached other than as above stated.

Issued On:	May 30, 2001	COLUMBIA CASUALTY COMPANY
Effective Date:	June 5, 2001	[SIG] Authorized Representative
G136618A (Ed: 10/99)

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Insured: Current & Retired Executives of General Dynamics Corporation and as per Endorsement No. 1	Endorsement: 3

Producer: Stewart Smith East, Inc.	Policy No: GPE 167040836

SERVICE OF SUIT CLAUSE

It is agreed that in the event of the failure of the Insurer to pay any amount claimed to be due here under, the Insurer, at the request of the insured, will submit to the jurisdiction of any court of competent jurisdiction within the United States and will comply with all requirements necessary to give such court jurisdiction and all matters arising here under shall be determined in accordance with the law and practice of such court.

It is further agreed that service of process in such suit may be made upon the General Counsel, Columbia Casualty, CNA Plaza, Chicago, IL and that in any suit instituted against such person upon this policy, the Insurer will abide by the final decision of such court or of any appellate court in the event of an appeal.

The above-named is authorized and directed to accept service of process on behalf of the Insurer in any such suit and, upon the request of the Insured, to give a written undertaking to the Insured that he will enter a general appearance upon the Insurer’s behalf in the event such suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the insured or any beneficiary here under arising out of this contract of insurance, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or true copy thereof.

All other provisions of the policy remain unchanged.

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, or limitation of the policy to which this endorsement is attached other than as above stated.

Issued On:	May 30, 2001	COLUMBIA CASUALTY COMPANY
Effective Date:	June 6, 2001	[SIG] Authorized Representative
CES SUIT (3/99)

[CNA LOGO]
Insured: Current & Retired Executives of General Dynamics Corporation and as per Endorsement No. 1	Endorsement: 4
Producer: Stewart Smith East, Inc.	Policy No: GPE 167040836

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Supplementary Uninsured/Underinsured Motorists Coverage Extension

WHAT WE DO NOT COVER, Item No. 16, is deleted and replaced with the following:

     This Insurance does not apply to:

16.	Sums which an insured is entitled to recover from the owner or operator of an “Uninsured Motor Vehicle”.

However, this exclusion does not apply if such liability is covered by valid and collectible underlying insurance as listed in the Schedule of Required Underlying Insurance shown on the policy Declaration, for the full limit shown therein, and then only for such liability for which coverage is afforded under said underlying insurance.

Nothing herein contained shall be held to vary, alter, waive, or extend any of the terms, conditions, or limitations of the policy to which this endorsement is attached other than as above stated.

Issued On:	May 30, 2001	COLUMBIA CASUALTY COMPANY
Effective Date:	June 5, 2001	[SIG] Authorized Representative
G-129402A (Ed. 3/99)